CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

August 7, 2008

3:30 pm CT

Operator:

Good afternoon. My name is Shaquille and I will be your conference operator today. At this time I would like to welcome everyone to the Quality Systems First Quarter Fiscal 2009 conference call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press * then the number 1 on your telephone keypad. If you would like to withdraw your question press the # key. Thank you. Mr. Lou Silverman, President and CEO, you may begin your conference.

Lou Silverman:

Thank you Shaquille and welcome everyone to Quality Systems First Quarter Fiscal 2009 earnings call. Paul Holt, our CFO, Pat Cline, President of our NextGen Healthcare Information Systems Division and Donn Neufeld, Senior Vice President of the QSI Division join me as participants on this afternoon’s call.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of the Securities Laws including, without limitation, statements related to anticipated industry trends, the company’s plans, products, perspectives and strategies, preliminary and/or projected operating results, capital and equity initiatives and the implementation of or potential impact of legal, regulatory or accounting requirements.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

Actual events or results may differ materially from our expectations and projections. And you should refer to our prior SEC filing including our Forms 8K, 10K and 10Q for discussions of the risk factors, management discussion and analysis and other information that could impact our actual performance. We undertake no obligation to update any projections or forward-looking statements in the future.

I’ll now provide some summary comments on the quarter. Paul, Donn and Pat will follow with additional details.

For the quarter, the company recorded record revenue of $55.2 million. This represents 31% year over year growth versus the prior year quarter.

NextGen’s revenue for the quarter was a record $51.2 million up 34% over the prior year. Note that the HSI Revenue Cycle Management acquisition, which operates within the NextGen Division, was acquired in a transaction closing on May 20, 2008 and that entity contributed $1.7 million to divisional and company revenues for the final few weeks of the quarter.

Excluding HSI revenue the NextGen Division turned in year-over-year revenue growth of approximately 30%.

The QSI Division reported revenue of $4.1 million, which was up over the prior quarter by approximately 2%.

Aggregate NextGen operating income was up 43% over the prior year quarter. The HSI acquisition proved to be a modest contributor to this result.

QSI division operating income declined by about $80,000 on a year-over-year basis.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

Corporate expenses came in about $3.3 million; on the high end of our historical range. These expenses were driven largely by professional service fees in a variety of areas including our year-end audit, the current proxy contest as well as a variety of other items and initiatives.

Fully diluted earnings per share for the quarter was $.40 per share, up approximately 38% over the year ago quarter. As announced today with the Q1 results, our board approved a 20% increase in the company’s dividend to $.30 per quarter, with this increased dividend accruing to shareholders of record as of September 15, 2008 with an anticipated distribution date on or about October 1, 2008.

The company’s Annual Shareholder’s Meeting will be held on September 4, 2008 as the Center Club here in Southern California. Relatedly the company’s definitive proxy statement was filed on August 4th.

Regarding investor conferences, during the June quarter the company presented at the Deutsche Bank and JMP conferences. The summer is a quiet time for investor conferences, as many of you know, but the company’s fall calendar is filling up quickly.

Regarding acquisitions, as we continue to move through the process of integrating HSI we continued to review potentially interesting acquisition opportunities that come to our attention.

Regarding the selection of a successor CEO, the Search Committee’s and Board’s work continues and an announcement will be made just as soon as a decision is finalized.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

I have been told that the Search Committee will be presenting its recommendation to the Comp Committee and the Board of Directors as a whole next week.

As is our custom in our earnings calls we want to clearly point out that there are no guarantees that the company or either of its divisions will meet or exceed past, present or expected levels of performance in the future.

And in closing my prepared remarks for this call I want to thank the NextGen, QSI and corporate teams, our many clients as well as the analysts and investors who have contributed to the company’s growth and success over the past eight years. I’ve enjoyed our work together and continue to be appreciative of the confidence you’ve demonstrated in the company.

Paul Holt.

Paul Holt:

Thanks, Lou and hello everyone. Consolidated systems sales were $25 million this quarter, that’s up 25% compared to $20 million a year ago. Our consolidated maintenance, EDI and other services revenue rose 37% to $30.3 million compared to $22 million in the prior year quarter. Excluding HSI, this category of revenue rose 27% compared to the prior year.

Our consolidated gross profit margin came in down just slightly at 65.2% compared to 65.4% a year ago. The decrease in our gross margin over last year has several moving parts. Some of it has to do with hardware; other parts have to do with Revenue Cycle Management services, which do have lower margins compared to software, as well as some slight changes in our margins on EDI and the implementation revenue.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

Total SG&A expense increased by approximately $2.7 million to $15.3 million. That compares to $12.6 million a year ago. The primary drivers of this increase were selling related expenses, some legal and other SG&A expenses in the NextGen division as well as higher corporate related expenses.

SG&A expense as a percentage of revenue this quarter declined to 27.6% compared to 30.1% as revenue growth exceeded the growth in our SG&A expenses.

Our interest income for this quarter decreased to $374,000 compared to $739,000 a year ago. Our interest income in this quarter decreased primarily due to lower interest rates overall as well as a portion of our cash being invested in tax-favored auction rate securities, which offer lower interest rates but higher after tax yields compared to money market or short term US Treasuries.

As of June 30, we had approximately $18 million in auction rate securities, of which approximately $2.9 million was recorded as current due to their sale subsequent to June 30. At the end of last quarter we had approximately $22.6 million in total auction rate securities.

The company’s effective income tax rate increased this quarter to 38.3% compared to 37.9% in the prior year quarter. Our effective tax rate this quarter was impacted by both a lack of benefit from R&D tax credits as well as a reduced amount of tax-free interest income received by the company.

As I noted in our last call the R&D tax credit statute has lapsed as of January 1 of 2008 and therefore we will not be recording a benefit related to R&D tax credits unless Congress decides to reinstate the credit.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

Moving on to divisional performance. Our Systems sales in the NextGen division rose 23% to $24 million compared to $19.5 million a year ago. Continued growth in NextGen’s base of installed users as well as our recent acquisition drove maintenance, EDI, and other revenue in that division 46% higher at $27.2 million versus $18.6 million a year ago. Excluding HSI, NextGen’s revenue in this category grew 37%.

Operating income in the NextGen division was up 43% to $19,852,000 compared to $13,903,000 a year ago. And our dental division reported a year-over-year increase of 2% reporting revenue of $4,067,000 compared to $3,982,000 a year ago. Operating income for this division was $976,000.

Moving on to our balance sheet. I want to first point out a new item on our balance sheet, which is approximately $1.5 million in restricted cash. This balance consists of cash held by our newly acquired subsidiary Healthcare Strategic Initiatives, which is acting as agent for the disbursement of certain government social services program funds. HSI earns an administrative fee, which is based on a percentage of funds disbursed. There’s also a current liability for the same amount included in Other Current Liabilities to reflect the nature of this restricted cash.

Our ending cash balance, not including restricted cash, was affected by cash paid out for the acquisition of HSI. This quarter we paid out approximately $8.3 million related to our acquisition of HSI and also repaid approximately $2.3 million in assumed debt. Despite these cash outflows, our total cash and marketable securities decreased by only approximately $2.3 million this quarter to $79.4 million or $2.86 per share that compares to $81.7 million or $2.98 per share at the end of the prior quarter.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

As of June 30, we had approximately $15.1 million of the company’s marketable securities included in long-term assets due to the fact that these amounts related to the company’s position in auction rate securities, which are no longer liquid due to the failed auctions for these securities.

In the June 30 quarter we recorded an additional unrealized loss of $534,000 related to our auction rate securities. This is recorded as comprehensive income as opposed to being on our income statement according to GAAP.

Note also that the company paid a dividend of approximately $6.9 million or $.25 per share in April 2008 and again in July of 2008. And also, as Lou mentioned, the board of directors has declared an additional $.30 per share divided to shareholders of record on September 15 to be paid early in October 2008.

This quarter our DSOs increased by two days compared to the prior quarter coming in at 138 days; DSOs in the year ago quarter were 145 days. DSOs net of amounts included in both accounts receivable and deferred revenue increased by three days compared to the prior quarter at 88 days compared to 85 days last quarter. And DSOs by division for this quarter was 93 days for the QSI division and 141 days for the NextGen Division.

Our deferred revenue, which is maintenance and implementation services, came in at $46.2 million; up $1.4 million from the prior quarter and $5.6 million compared to the year ago quarter. Deferred annual licenses and implementation and training in the NextGen Division continued to grow in the June quarter versus prior period.

And again, as I normally do I’m going to list out our non-cash expenses for the quarter, which breaks down as follows: total amortization expense,

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

$1,196,000, that’s $38,000 for QSI and $1,158,000 for NextGen. Total depreciation expense $630,000, that’s $75,000 for QSI, $555,000 for NextGen. Non-cash stock option expenses, $697,000.

Our investing activities for the quarter were as follows: capitalized software, $1,705,000, that’s $47,000 for QSI and $1,658,000 for NextGen; fixed assets a total of $786,000, that’s $514,000 for QSI and corporate and $272,000 for NextGen.

Again, I want to thank you all for being on this call, and your interest in our company. I’d like to thank Lou Silverman for his years of service to Quality Systems. They’ve been good years for the company and I trust good years for all the investors. And I’ll turn things over to Pat Cline, President of our NextGen division.

Oh, I’m sorry, we’re going to move to Donn Neufeld.

Donn Neufeld:

Okay, thank you, Paul. And thanks everyone on the call for your interest in our company. The QSI Division numbers have been addressed in detail by Lou and Paul but I’d like to briefly address other areas of interest within the division.

During the quarter we continued to enhance our dental clinical product, CPS, improving both the range of functionality and the ease of use for practioners in the operatory. These continued enhancements allow us to further penetrate our user base that has not yet embraced the chartless office.

The quarter saw three new joint QSI/NextGen clients purchasing the CPS product. We see increased synergy with our NextGen Division with these joint sales.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

A note on our sales staffing and pipeline: our sales staffing remains unchanged from last quarter and our pipeline is approximately $3.5 million. Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

With that I’ll turn it over to Pat Cline, President of our NextGen Division.

Pat Cline:

Thanks, Donn. Hi everyone. Once again NextGen set top and bottom line records so we’re very pleased with that and we also showed solid growth over last year. During the quarter we executed about 65 new agreements and our pipeline currently stands at $85 million.

The sales force grew by one to 59 at the end of the quarter, and we’ve hired a few additional sales people since then. As I stated on the last call, I think we’re improving the overall quality of our sales force.

We’re busy integrating HSI, the company that we acquired last quarter and things seem to be going well with that integration. We also seem to be adding new revenue cycle business and we look forward to solid organic growth in that area.

Market demand remains steady and we continue to win key deals in the marketplace.

Thanks again to NextGen employees for their dedication to customer service and for being the best. Thanks also to our customers for the confidence that you’ve placed in the company and thanks to everybody on this call.

Shaquille, we’re ready for questions.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

Operator:	At this time I would like to remind everyone in order to ask a question press * 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

And your first questions come from the line of Ross Muken of Deutsche Bank.

Ross Muken:

Good morning, gentlemen - good afternoon, sorry. You know, looking at the strong growth you saw this quarter in NextGen can you talk a bit about some of the overreaching factors we’re seeing on the political end whether it’s been some stimulus? Anything that the government has done or in any sort of change in legislation or what, if not that, would you sort of, you know, put towards the continued strength in that business?

Pat Cline:

Well, as I’ve said on many calls, the market has been a good market; it’s been nice and steady. There are a lot of drivers in the market that we’ve talked about in the past. To speak specifically to a part of your question relative to the government initiatives programs and recent laws that have been put into place, all of those are drivers, from the Stark relaxation or Safe Harbor to the new E-Prescribing Bill.

I’ll also add that the growth that we achieved was a little bit easier in this quarter - the quarter that we’re discussing because the comp last year was a little bit weaker; not a lot, but it’s also a factor so I thought it was worthy of mention.

Ross Muken:	Great. And, Lou, good luck in whatever you do post this endeavor.

Lou Silverman:	Thank you, Ross.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

Operator:	Your next question comes from the line of Bret Jones of Leerink Swan.

Bret Jones:

Thank you very much. We’ve talked before I know on the last call I’ve asked, you know, add-on sales, what that contributed in the quarter and I don’t think - I think you guys have declined to talk about that. But, you know, I’m wondering if you can address maybe the percentage of the base that has been penetrated? I know, Pat, you said last time that, you know, that there’s still a considerable opportunity there; I was wondering if you could get a little more specific?

Pat Cline:

Well I can’t get much more specific. There still is considerable opportunity in the existing customer base numbering in the many tens of millions of dollars at least. But to get more specific would be difficult.

One of the reasons that we don’t break this out is it’s tough to describe or to define, rather, what an add-on sale is. We may have an existing customer or a partner who, as far as a billing entity is concerned, they will place an order so you might call that an add-on sale. But that order might be for a brand new practice, so is that a new sale or is it an add-on based on the distribution mechanism?

We also will do similar sales with existing customers where an existing customer, for example, we did a recent announcement on the Banner deal, which was a nice transaction for us. That’s an existing customer but the licenses that they purchased - many of the licenses - probably almost all the licenses - are going into brand new practices; practices that have never been NextGen customers and who haven’t enjoyed the use of the software.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

So is that new or is it an add-on? And I could go on but it’s really tough for us even to define what an add-on sale actually is.

Bret Jones:

Fair enough. You know, I guess what I was trying to get at and, you know, just judging from the proxy that was filed over the last couple days indicating that new system sales were - had only grown 8.6% over the last three periods and that the growth has all been coming from increased maintenance and additional add-on sales.

You know, I was just wondering, one, can you confirm that 8.6% number? And then I was just - wanted to talk about the add-on but you’ve already addressed that.

Pat Cline:

Well, speaking I think for myself, other managers and the majority of the board, if you’re referring to Hussein’s proxy, we think it’s full of inaccuracies. But, again, it’s very difficult for anyone to define exactly what an add-on versus a new customer is for many, many different reasons.

There’s also another nuance that because of the way deferrals and revenue recognition rules work, very often if we’re let’s say selling maintenance services at a price below VSOE, we might wind up deferring revenue out of the software that later comes in as maintenance. That will cause maintenance to grow somewhat faster in the future based on software license deferrals now. So again, it’s pretty complicated; there are some nuances.

I can’t confirm that new sales to new customers were only 8.6%. That’s something I’m not prepared to confirm.

Bret Jones:	Okay. And then the last question I’d just like to ask, enterprise deals in this quarter, can you discuss, you know, what’s - what percentage did they

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

comprise of the new deals or give us any kind of a sense for how much enterprise contributed this quarter?

Pat Cline:

We also don’t break out enterprise deals. I will tell you, though, to give you, I hope, a reasonable answer to your question that we didn’t see any material change in the number of large deals or very large deals versus small deals in the quarter.

The Banner deal was a nice, large deal for us. But as far as the number of those type deals or the mix we didn’t see a meaningful change quarter to quarter or year to year for that matter.

Bret Jones:	All right, great. Thank you and good luck, Lou.

Lou Silverman:	Thank you.

Operator:	And this question comes from the line of Richard Close of Jefferies and Company.

Richard Close:

Yeah, congratulations on a good quarter. Just looking at the NextGen revenue, you know, typically we’re dealing with, you know, a sequential downtick obviously after, you know, a strong fourth quarter. Was there anything in the, you know, maybe that - anything that got pushed from the fourth quarter to the first quarter that you can maybe give a little detail to?

Pat Cline:

No, there wasn’t anything meaningful that was pushed from the one quarter to the other. You always have a fair amount of that; you never close all the business that you hope to in a quarter. And most quarters you wind up closing some of the business that you’d thought you’d close or hoped to close the prior quarter.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

But, no, there wasn’t anything meaningful in that regard. We hope we’re continuing to improve the sales force. We think we are positioned very well as the leader in the market space. There are a lot of drivers that we’ve talked about. There’s no one thing that I can point to.

Richard Close:

Okay. And maybe go the opposite way, maybe anything that was sped up from, you know, deals that you thought maybe were going to happen later in this fiscal year that got - that were taken early possibly?

Pat Cline:	Richard, I wish I could help you but, no, there’s nothing that’s coming to mind.

Richard Close:

Okay. So would you characterize the performance I guess on the NextGen business in the first quarter as maybe a change in the overall market that there is, you know, an accelerated interest or an accelerated, you know, desire to, you know, buy the product now versus maybe deferring maybe - or putting off the purchases?

I guess I’m trying to get a - what is your general thoughts on what the current environment is currently and has it improved?

Pat Cline:

It’s very tough to look at these things on a quarter-by-quarter basis. You know, when we have a great quarter like we just had we’re proud of it, we’ll take it, it’s terrific. But just like the negatives can’t always be viewed as a trend quarter over quarter, the positives, you know, aren’t necessarily a trend either.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

As far as the market place, we haven’t noticed a downtick in it; we haven’t noticed a marked uptick in the market place. We think it’s a good market. Again, we think we’re well positioned as a leader in the market.

I know you live in a world, and I do in some respects, that’s sort of a quarterly, results-driven world but looking over the long-term I continue to think is the best way to look at this investment and this stock in company.

Richard Close:	Okay, thank you very much.

Pat Cline:	Thank you.

Operator:	Your next question comes from the line of Charles Rhyee of Oppenheimer.

Charles Rhyee:

Yeah, hi guys. Thanks for taking the question. You know, I guess my question is, you know, obviously you just bought HSI, you know, the first acquisition you’ve done in awhile and it seems to me that there’s a lot of opportunities on the M&A front. But here you raised the dividend again - or that the board approved another raise in the dividend.

Can you give a sense on sort of what the discussion at the board level was on why the dividend needed to be increased here?

Pat Cline:

I’ll give you my opinion and, Lou, you might want to follow on a little bit. The discussion essentially was an increase shareholder value discussion. Obviously when you do a dividend increase you pay careful attention to the acquisition strategy, the other places you might deploy capital, the future financial picture and whether the company can afford it and a lot of different things weigh into those discussions and conversations.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

And based on those things and more we felt it was a good thing to do for our shareholders. I would not say that the fact that we increased the dividend means that we are ruling out additional acquisitions in the future.

Charles Rhyee:

I mean, because it all just seems like you’re under-levered here, right, you have zero debt on the balance sheet. And, you know, one of your largest competitors is, you know, basically effectively doubling in size. And obviously you can question the merits of that particular merger or not.

But it does seem like in this environment we’re starting to see maybe a pace towards greater consolidation. And it’s almost - I sometimes get a sense and I’d be curious to hear your impression, I mean, is it sort of a land grab out there for market share as it consolidates?

And if not then maybe it’s not an issue. But if so, I mean, do you feel that the company needs to, at some point, become more aggressive in that fashion? Or do you feel like maybe right now because that perception is out there people - the multiples are sort of - the asking prices are just kind of running through the roof?

Pat Cline:

There were a few questions in there. I won’t comment on the large competitor doubling in size and what I think of that transaction. I also will tell you that there are a couple of ways to get market share, one is by taking it away from your competitors and another is by buying a company or by acquiring market share.

We’ve obviously done a little bit of that in the revenue cycle space; we may do more of that. As Lou pointed out we’re continually looking. And, in fact, over the last six months we’ve stepped up that program to follow through with

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

our discussion previously, which is to look aggressively and acquire very selectively.

But I think we’ve got a lot of run to room organically. I think we’ll continue to replace competitor’s systems now and over time. And I don’t see our success as being tied to our needing to acquire market share by acquiring companies, that is.

Charles Rhyee:

And that’s fair then. I guess then, you know, as you’ve stepped up your - sort of reaching out to see what’s out there and one might - for Quality Systems here do you think that the prices that the valuations that people are asking for remain reasonable? Or do you think people are sort of reaching at this point?

Pat Cline:

Well I think it depends on the space. And I think it’s tough for us to give an opinion on that. You almost have to do so on a company by company or opportunity by opportunity basis. And until you really get to know the company or the target it’s tough to say that the multiples or metrics are rich or are not.

I do think that there are opportunities out there that we would be interested in pursuing.

Charles Rhyee:	Okay, great. Thanks a lot. And, Lou, good luck.

Lou Silverman:	Thanks, Charles.

Operator:	Your next questions come from the line of Constantine Davides from JMP.

Constantine Davides:	Thanks. Just a - first a couple quick follow-ups on the CEO succession plan; it sounds like you guys are pretty close. Can you maybe just talk about

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

that with respect to Lou’s departure date and how close that is as well and what your contingency might be there?

And then, you know, Pat, I think some speculation about whether that’s something you’d be interested in and just wondering if you can comment on that as well.

Lou Silverman:

This is Lou - I’ll take the first part of that. In terms of departure date, the plan is for next week to be my last week with the company based on the schedule that I referenced in my prepared remarks. Though it’s not 100% guaranteed, it seems likely that the board and related committees will be acting on recommendations of the search committee such that there is a good chance, though not a guaranteed chance, that a successor will be in place shortly prior to my departure.

Pat, you can take the other end of that question.

Pat Cline:

Okay, I’ll try. While I was, and remain involved in the discussions, my feeling has been for quite some time that our shareholders are best served by having me focus on the company’s growth engine as opposed to putting me in a different role.

Constantine Davides:

Okay. Can you maybe just talk generally about what sort of candidates you guys are looking at and are they coming from within, the Healthcare IT or have you kind of had a pretty broad search at this point?

Pat Cline:

Let me say that - and this may be too vague an answer for you and I apologize for that but I’m not going to go into more detail on it - both internal candidates and external candidates were considered.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

Constantine Davides:

Okay, okay, fair enough. And then second, I guess, somebody talked about the transaction that’s going on in the industry. And can you maybe just talk about your experience I guess specifically selling into the Misys space and has that changed at all over the last few months in terms of your ability to exploit that pipeline at all?

Pat Cline:

No. I’d love to tell you that it has created a world of opportunity and has significantly increased our pipeline but I just can’t. There are some opportunities. I might say that it’s up slightly, because at any time you go through that type of change it creates a little bit of uncertainty, a little bit of fear.

But practices tend to do their homework and competitors do a good job of spinning situations and trying to turn them into positives, so maybe very slightly but nothing material.

Constantine Davides:	Okay. All right, thanks for the color, guys.

Operator:	Your next questions from the line of Leo Carpio of Caris and Company.

Leo Carpio:

Good evening, gentlemen. First, congrats on the quarter. I had a couple quick questions: could you provide us some color on the competitive environment in terms of has it changed, shifted or is it pretty much the same as it was last quarter?

Pat Cline:	Pretty well the same as it was last quarter.

Leo Carpio:	Okay. And then regarding HSI, I mean, what was the operating income contribution to the quarter for that?

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

Lou Silverman:	We haven’t given that out specifically. We referenced the fact that it was a modestly positive contributor to the NextGen results in the quarter.

Leo Carpio:	Okay. And any updates on the Siemens’ relationship in terms of - I think that one’s up for renegotiation for next year? Any sense there?

Lou Silverman:

We’ve not put out anything publicly on that. Pat can comment further, but I think it’s fair to say that right in here both sides of that relationship continue to be reasonably pleased with the relationship.

Pat Cline:	I would echo that. The relationship, I believe, is enjoyed by both parties. And I can’t think of anything that I’ve seen or heard that would indicate that the relationship will not be ongoing.

Leo Carpio:	Okay. And then lastly, in the past you’ve given the statistic, the number of combo deals that were combination EHR and Practice Management, do you have a - provide a color for this quarter?

Pat Cline:	Paul, do you have that?

Paul Holt:	Yes. It’s about three-quarters of the deals were combo deals.

Leo Carpio:	Okay. And do you have what was in the prior quarter?

Pat Cline:	I think the prior quarter is a little bit higher than that. I don’t have the exact number but I think it was probably closer to 80%.

Leo Carpio:	Okay. All right well thank you and good luck, Lou.

Lou Silverman:	Thank you, Leo.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

08-07-08/3:30 pm CT

Confirmation #59190344

Pat Cline:	Thank you.

Operator:	Your next questions come from the line of Frank Sparacino of First Analysis.

Frank Sparacino:	Hi. Paul, could you give the ending headcount?

Paul Holt:	It’s - why don’t you stay tuned for the - we’re going to have the Q out here just shortly. Don’t have that right in front of me just yet.

Frank Sparacino:

Okay. And then maybe Pat or Lou, in terms of the investment priorities when you look at, you know, products, services or, you know, even sales and marketing, but maybe if you could just talk about for fiscal ’09 what the priorities are and, you know, should we expect the level of spend to be similar to, you know, recent years? Is there anything unusual this year that would perhaps just greater investment than prior years?

Pat Cline:

This is Pat. I don’t see any change on the horizon relative to substantially increasing spend or substantially reducing spend in customer service or a product or in the sales force. Our plan is to continue to grow the sales force, as I’ve stated in the past. Our plan is to maintain the lead that we feel we have product wise and our plan is to develop the reputation we think we deserve, which is to have - to become the gold standard relative to customer satisfaction and customer service.

Customer service is a top priority for us. It’s something that we continue to invest a lot of money in and we’re enjoying the results that we see.

Frank Sparacino:	And then maybe lastly, just going back, Paul, I guess to you, you made a comment on the margin change, I guess, for EDI and implementation and just

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wondering if you had any further explanation for that as it relates to the gross margin?

Paul Holt:

Well the EDI margins are going to - there’s some mix issues there; there’s different lines of the EDI business that carry different margins. And so there will be some amount of fluctuation depending upon the mix.

On the implementation side of things we have been adding resources in that area, and initially those new resources may not be as profitable but that’s just part of our investment to get those people up and running.

And then of course you have the Revenue Cycle Management business, which as a service business will generally carry lower margins than what we would carry on our software.

I’ve got some other data now on the headcount; 705 employees, that’s not including HSI. With HSI we added an incremental 200 to that number.

Frank Sparacino:	An incremental - okay, so 725 then?

Paul Holt:	No, that’s 705 organic and then an additional 200 that came along with our acquisition.

Frank Sparacino:	Okay. Thank you, nice job, guys.

Pat Cline:	Thank you.

Operator:	Your next question comes from the line of Steve Halper of Thomas Wiesel Partners.

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Steve Halper:	Hi, just on the sales force, number of 59, you said you added one. I’m assuming that one was a net. Could you say how many people left the firm in the quarter?

Pat Cline:	Yes, the one was a net. I don’t have the exact number that left or were terminated. My sense, though, is that it might be one or two.

Steve Halper:	Okay.

Pat Cline:	And that would be typical.

Steve Halper:	So due to, you know, the consolidation of, you know, within your market space are you seeing, you know, other, you know, hiring possibilities coming out of that?

Pat Cline:

We actually have seen an uptick in the number of sales resumes that have come into our company. I’m not sure that I want to characterize it as something to do with a particular company or merger or those kinds of things. We actually see them coming from a few different areas.

Steve Halper:	Thanks.

Pat Cline:	You’re welcome.

Operator:	Your next questions come from the line of Jeff Schmidt of Sidoti Company.

Jeff Schmidt:	Thanks for taking my call, guys. I just wanted to - a quick minute - I missed the pipeline numbers, I was wondering if you could repeat that?

Pat Cline:	On the NextGen side it’s $85 million.

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Donn Neufeld:	The QSI side was $3.5 million.

Jeff Schmidt:	Thanks. And then can you comment maybe on the mix of Stark business that you’re seeing if there are any trends there?

Pat Cline:

Long-term trends, the Stark Relaxation has been a positive for us and for the industry. It’s very tough for us to nail it down on a quarter by quarter basis because we’d have to crawl a lot further into the customers heads as far as what exactly motivates them and how much it weighs into their decision.

But we do feel that it has been a help.

Jeff Schmidt:	Is there any way you could quantify maybe a year-over-year business mix?

((Crosstalk))

Pat Cline:

No, it would be tough but my gut is that there’s no huge change year over year. I think we’ve done a few more deals in the past year than perhaps in the prior year because of the Stark relaxation. I think the larger deals have gotten, in fact, a little bit larger. But it’s not a huge swing.

Jeff Schmidt:	Okay, thanks, guys.

Pat Cline:	You’re welcome.

Operator:	Your next question comes from the line of Atif Rahim of JPMorgan.

Atif Rahim:	Hi thanks. Most of my questions have been answered. But perhaps if you could touch on a market share related question? You said, you know, one of

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the ways to be measured is definitely, you know, either win new business or, you know, win a competitors business or just buy it.

But, just digging a little deeper into that, if you look at your pipeline right now how would you characterize that in terms of business that you think is with another competitor right now that you plan to win versus, you know, a totally greenfield opportunity? I’m not sure if you could even characterize it like that and, you know, perhaps break it further into the Practice Management versus the EMR side?

Pat Cline:

That’s a very good question especially the last part of the question where you asked about breaking it down EPM versus EMR because you’d almost have to to answer that question. On the Practice Management side, the market place itself is somewhere between, we think, 93% and 95% or 96% saturated, so just about all of those prospects that are in the pipeline and we’ve already gone through the number of deals that we do that include that product, are replacements of somebody else’s product.

And on that side of the fence, our market share is relatively low because that’s a market that’s been around for a long, long time since the late 70s and early 80s. But we’re doing very well, we think, relative to capturing market share that is new sales that we’re making relative to new sales that our competition is making.

On the electronic health records’ side, most of it is what you called greenfields. Most of it is practices that are not automated on the clinical side and are coming in.

There’s a small subset of our electronic health record prospective customer base that are replacements of competitors’ systems. We will typically replace

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a competitor’s system or two each quarter. And I’m sure they would tell you they find a customer of ours that they might replace as well. That’s just the nature of the beast.

Atif Rahim:	Okay, I mean, I’d like to dig deeper into that if possible. I mean, given their relatively young nature of the EHR market, what drives the replacement there?

Pat Cline:

Typically it’s either implementation headaches that a customer is having or they’re not able to realize the benefit that they thought they’d be able to realize; they haven’t improved efficiency, they haven’t improved their productivity. Or some customers will get upset if a competitor puts a system in that’s buggy or has problems and, you know, may not work. Or a competitor doesn’t honor their promises or those kinds of things.

Yet that customer wants to implement an electronic health records system, so they might go back out to market. We have found some competitors’ customers that have had their systems for relatively short periods of time and generally that’s either system bugs that they haven’t been able to overcome, or utilization problems or problems with the implementation.

It’s also important to point out that just because a competitor’s system might be replaced doesn’t necessarily mean that that’s all our competitor’s fault. Sometimes the practice or the purchasing organization has turnover or isn’t taking enough responsibility or those types of things.

Sometimes it’s a competitor stumbling but very often it’s just for whatever reason there wasn’t a good match there.

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Atif Rahim:	Okay thanks. I appreciate the color. And I’d also like to extend my best to Lou. Thank you.

Lou Silverman:	Thanks, Atif.

Operator:	Your next question comes from the line of Frank Sparacino of First Analysis.

Frank Sparacino:

Hey, just one follow-up. Curious on, you know, whether the general economic issues have creeped into any of the discussions as well as, you know, the transition from NPI and the impact perhaps to, you know, cash flow at the practices, which would obviously have an impact perhaps on spending in other areas. But just curious on your thoughts there?

Pat Cline:

Yes, I think the market is and has been for quite some time impacted somewhat by the NPI situation that you’ve probably read about and seen some of the press where the whole industry has sort of stumbled. Relative to the rest of the industry I think NextGen was able to be very proactive in that regard and our customers didn’t feel very much in the way of problems.

In fact, somebody suggested to me today, internal to the organization, that we make sure that our customers are aware of what the rest of the industry went through. And how our being proactive with our calls and with our software and all the things - all the steps that we took so that our customers didn’t feel the NPI issues - how well they worked and so on.

There’s always, when the economy seems to be a little tighter, there’s always some discussion. But as I’ve said on other calls, those practices that see that their reimbursement might be over time trending down and their costs over time might be going up, that tend to be our best prospects because our systems are designed to deliver a terrific return on their investment and to help them to

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become more efficient, help them collect more money and helps them to take their costs down.

Frank Sparacino:	Thank you.

Pat Cline:	Thank you.

Operator:	And once again I’d like to remind everyone if you have a question press * 1.

And again press * 1 to ask a question.

And, sir, there are no questions.

Lou Silverman:	All right, well thank you everyone for your attendance on the call, your interest and support of the company. And ... good luck QSI.

Pat Cline:	Thank you.

Operator:	This concludes today’s conference call; you may now disconnect.

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